Exhibit 99.1

News Release

436 Seventh Avenue
Pittsburgh, PA 15219-1800
412-227-2001
www.koppers.com

FOR IMMEDIATE RELEASE

For Information:	Brian H. McCurrie, Vice President, Chief Financial Officer
412.227.2153 mccurriebh@koppers.com

Koppers Inc. Reports Second Quarter 2004 Results

PITTSBURGH, August 5, 2004 – Sales and Earnings before interest and taxes (EBIT) for the second quarter of 2004 were $249.5 million and $21.1 million, respectively, compared to second quarter 2003 sales and EBIT of $219.4 million and $10.2 million, respectively. The second quarter of 2004 EBIT increase relates primarily to higher volumes and margins from the global carbon materials and chemicals business. Net income for the second quarter of 2004 was $4.8 million compared to net income of $2.2 million for the second quarter of 2003.

Sales for the six months ended June 30, 2004 were $476.9 million as compared to $410.4 million for the first six months of 2003. The increase in sales of $66.5 million or 16.2% is a result of increased sales of $38.2 million to the US railroad and carbon materials and chemicals markets, favorable translation impact from international operations and $13.9 million from the January 1, 2004 consolidation of operations in China. EBIT for the first six months of 2004 was $31.9 million as compared to $16.7 million for the same period in 2003. The $15.2 million or 91% increase in EBIT reflects increased profitability from increased volumes and margins in the US and Australasia, and benefits of prior year restructuring initiatives.

Net income for the six months ended June 30, 2004 was $4.7 million compared to net income before the cumulative effect of accounting changes at June 30, 2003 of $2.6 million as increased profits from operations were partially offset by higher interest expense and increased minority interest in profits.

Borrowings, net of cash, at June 30, 2004 were $366.6 million compared to $331.1 million at December 31, 2003. Cash flows from operations for the first six months of 2004 were $2.1 million compared to a use of cash of $7.5 million in the first six months of 2003, due primarily to lower working capital requirements and increased profitability.

Commenting on the six months ended June 30, 2004, President and CEO Walter W. Turner said, “The operating results of the Company have continued to exceed expectations with second quarter EBIT of $21.1 million representing a record quarter for Koppers. EBIT for the first six months of 2004 has benefited from the restructuring initiatives in 2003 and improved market position in the US Railroad & Utility and Carbon Materials & Chemicals business where we have seen an $11.4 million increase in EBIT. I am also very pleased with the operations in Australasia where increased EBIT of $3.8 million has been led by the performance of our Chinese joint venture.

As a result of our continued focus on cash, I am pleased that we achieved our second quarter target for borrowings, net of cash, of $366.6 million. We continue to be driven by our strategy of providing our customers with the highest quality products and services while continuing to focus on safety, health and environmental issues.”

About Koppers

Koppers, with corporate headquarters and a research center in Pittsburgh, Pennsylvania, is a global integrated producer of carbon compounds and treated wood products. Including its joint ventures, Koppers operates 37 facilities in the United States, United Kingdom, Denmark, Australia, China, other Pacific Rim countries and South Africa. The company’s stock is shared by many employee investors and by majority equity owner Saratoga Partners of New York, NY.

Koppers management expects to conduct its second quarter results conference call on Friday, August 6, 2004 beginning at 11:30 AM EST to discuss the Company’s performance. Investors and bond holders may access the live audio broadcast by dialing 877 809 9521 for US/Canada or 706 643 9697 for International, Conference ID # 8986260 Investors are requested to access the call at least five minutes before the scheduled start time in order to complete a brief registration. An audio replay will be available two hours after the call’s completion at 800 642 1687 or 706 645 9291, Conference ID # 8986260 and will continue through September 6, 2004.

This news release may contain forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the Company does business; competitive pressures; the loss of one or more key customer or supplier relationships; customer insolvencies; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials; and other economic, business, competitive, regulatory and/or operational factors affecting the business of Koppers generally.

Attachments

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Koppers Inc.

Consolidated Statement of Operations

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Net sales	$249.5	$219.4	$476.9	$410.4
Operating expenses:
Cost of sales	206.8	185.0	402.0	348.9
Depreciation and amortization	8.2	8.5	16.4	17.0
Selling, general and administrative	13.4	15.8	26.7	27.7

Total operating expenses	228.4	209.3	445.1	393.6

Operating profit	21.1	10.1	31.8	16.8
Other income (expense)	—	0.1	0.1	(0.1)

Income before interest expense, income taxes and minority interest	21.1	10.2	31.9	16.7
Interest expense	9.0	5.2	17.9	10.5

Income before income taxes and minority interest	12.1	5.0	14.0	6.2
Income taxes	6.4	2.4	7.4	2.9
Minority interest	0.9	0.4	1.9	0.7

Income before cumulative effect of accounting change	4.8	2.2	4.7	2.6
Cumulative effect of accounting change:
Asset retirement obligations, net of tax of $11.7	—	—	—	(18.1)

Net income (loss)	$4.8	$2.2	$4.7	$(15.5)

Koppers Inc.

Condensed Consolidated Balance Sheet

(In millions)

	June 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5.4	$9.6
Accounts receivable less allowance for doubtful accounts of $1.4 in 2004 and 2003	116.4	99.6
Inventories:
Raw materials	63.1	58.1
Work in process	2.8	4.3
Finished goods	63.1	68.3
LIFO reserve	(14.6)	(13.2)

Total inventories	114.4	117.5
Deferred tax benefit	8.9	8.9
Other	7.1	8.1

Total current assets	252.2	243.7
Equity investments	2.6	10.3
Fixed assets	492.6	475.5
Less: accumulated depreciation	(336.1)	(324.5)

Net fixed assets	156.5	151.0
Goodwill	35.1	36.5
Deferred tax benefit	51.6	54.9
Other assets	18.1	17.6

Total assets	$516.1	$514.0

Koppers Inc.

Condensed Consolidated Balance Sheet

(In millions except per share amounts)

	June 30, 2004	December 31, 2003
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$64.1	$63.8
Accrued liabilities	57.9	60.6
Dividend payable	—	25.0
Current portion of term loans	4.0	8.0

Total current liabilities	126.0	157.4
Long-term debt:
Revolving credit	41.7	8.9
Term loans	6.3	3.8
Senior Secured Notes due 2013	320.0	320.0

Total long-term debt	368.0	332.7
Other long-term reserves	93.2	93.7

Total liabilities	587.2	583.8
Common stock subject to redemption	—	13.2
Minority interest	9.5	6.1
Senior Convertible Preferred Stock, $.01 par value per share; 10.0 shares authorized; 2.3 shares issued in 2004 and 2003	—	—
Common stock, $.01 par value per share; 37.0 shares authorized, 3.0 shares issued in 2004 and 2003	—	—
Capital in excess of par value	27.0	15.8
Receivable from Director for purchase of common stock	(0.6)	(0.6)
Retained earnings (deficit)	(48.9)	(53.7)
Accumulated other comprehensive income (loss):
Foreign currency translation adjustment	2.6	8.0
Minimum pension liability, net of tax	(14.5)	(14.5)

Total accumulated other comprehensive loss	(11.9)	(6.5)
Treasury stock, at cost, 2.2 shares in 2004 and 2.1 shares in 2003	(46.2)	(44.1)

Total liabilities and stockholders’ equity	$516.1	$514.0

Koppers Inc.

Condensed Consolidated Statement of Cash Flows

(In millions)

	Six Months Ended June 30,
	2004	2003
	(Unaudited)
Cash provided by (used in) operating activities	$2.1	$(7.5)
Cash provided by (used in) investing activities:
Capital expenditures	(8.5)	(5.7)
Other	0.1	—

Net cash (used in) investing activities	(8.4)	(5.7)
Cash provided by (used in) financing activities:
Borrowings from revolving credit	120.4	180.2
Repayments of revolving credit	(87.3)	(179.4)
Borrowings from long-term debt	—	75.0
Repayment of long-term debt	(4.0)	(49.5)
Dividends paid	(25.0)	(3.1)
Payment of deferred financing costs	(0.2)	(2.6)
Purchases of common stock	(2.1)	(9.1)

Net cash provided by financing activities	1.8	11.5
Effect of exchange rates on cash	0.3	1.0

Net (decrease) in cash	(4.2)	(0.7)
Cash and cash equivalents at beginning of period	9.6	9.5

Cash and cash equivalents at end of period	$5.4	$8.8